EXHIBIT 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amended Registration Statement on Form S-1/A (No. 333-267779) of our report dated July 5, 2022, relating to the financial statements of The Boston Solar Company, LLC as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which forms part of the Amended Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

September 29, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS